Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (the “Form S-3”), of our auditor’s report dated December 14, 2023 with respect to the consolidated financial statements of Pineapple Financial Inc. as at August 31, 2023 and 2022 and for each of the years in the two-year period ended August 31, 2023, as included in the Annual Report on Form 10-K of Pineapple Financial Inc. for the year ended August 31, 2023, as filed with the United States Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Experts” in the Form S-3.

October 15, 2024	/s/ MNP LLP
Chartered Professional Accountants
Mississauga, Canada	Licensed Public Accountants